Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Pinnacle Systems, Inc.:

         We consent to the incorporation herein by reference of our reports dated July 22, 1999 (except as to Note 5(a), which is as of August 2, 1999) relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, and the related financial statement schedule, which reports appear in the June 30, 1999, annual report on Form 10-K of Pinnacle Systems, Inc.


                                                                    /S/ KPMG LLP


Mountain View, California
February 15, 2000